                                  SCHEDULE 14C
                                 (RULE 14c-101)
                 INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14c INFORMATION

 INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES EXCHANGE ACT
                                    OF 1934

    Check the appropriate box:
    / /  Preliminary Information Statement
    / / Confidential, for Use of the Commission only (as permitted by Rule 14c-5(d)(2))
    /X/  Definitive Information Statement

                                    GHS, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

     (1) Title of each class of securities to which transaction applies:
        Common Stock, par value $0.01 per share
        ------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
        40,368,351 shares of Common Stock
        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------

     (5) Total fee paid:
        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
        ------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------

     (3) Filing Party:
        ------------------------------------------------------------------------

     (4) Date Filed:
        ------------------------------------------------------------------------

                                   GHS, INC.
                        425 WEST 15TH STREET, 3RD FLOOR
                               NEW YORK, NY 10011

                             NOTICE TO STOCKHOLDERS

    The accompanying Information Statement is being mailed on or about November 22, 1999 to all stockholders of record of GHS, Inc. ("GHS") on October 28, 1999 in connection with an amendment to GHS's Restated Certificate of Incorporation to change the name of the corporation from GHS, Inc. to dreamlife, inc.

    The Board of Directors of GHS and holders representing a majority of the outstanding voting stock of GHS recently voted in favor of the change in corporate name. The name change is being made to more closely identify GHS's corporate image with the business GHS is developing, a network focusing on personal and professional improvement. Information concerning the amendment to GHS's Restated Certificate of Incorporation is described in greater detail in the Information Statement.

    The Information Statement is furnished only to inform stockholders of GHS of the above action before it takes effect in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934.

    WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                          By Order of the Board of Directors

                                          /s/ Beth Polish

                                          Beth Polish
                                          President and Chief Operating Officer

November 22, 1999

                                   GHS, INC.
                        425 WEST 15TH STREET, 3RD FLOOR
                               NEW YORK, NY 10011

                                  INFORMATION
                                   STATEMENT

                               NOVEMBER 22, 1999

                            CHANGE IN CORPORATE NAME

GENERAL

    This Information Statement is being delivered by GHS, Inc., a Delaware corporation ("GHS"), in connection with an amendment to GHS's Restated Certificate of Incorporation (the "Charter") to change the name of the corporation from GHS, Inc. to dreamlife, inc.

    GHS's Board of Directors (the "Board") and holders representing a majority of the outstanding voting stock of GHS recently voted in favor of amending the Charter to change GHS's corporate name from GHS, Inc. to dreamlife, inc. The name change is being made to more closely identify GHS's corporate image with the business GHS is developing, a network focusing on personal and professional improvement.

    This Information Statement is being mailed on or about November 22, 1999 to stockholders of record of GHS on October 28, 1999.

    The Information Statement is furnished only to inform stockholders of GHS of the above action before it takes effect in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934.

    WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

CHANGE IN BUSINESS

    On April 25, 1999, GHS announced an Internet initiative including plans for an online network to focus on personal and professional improvement. In connection with this initiative, on May 27, 1999, GHS acquired related businesses and rights to related content and intellectual property, contracted for certain co-marketing and co-promotion activities and raised approximately $15.1 million in net proceeds in a private placement of its securities.

    On September 16, 1999, GHS ended its association with its former primary business when it distributed to holders of GHS's common stock, par value $0.01 per share (the "Common Stock"), GHS's interest in U.S. NeuroSurgical, Inc. ("USN"), a wholly-owned subsidiary of GHS (the "Spin-off"). USN owns and operates stereotactic radiosurgery centers using the Gamma Knife technology. USN is now a separate company no longer owned in any way by GHS.

CHANGE IN CONTROL

    On May 27, 1999, in connection with GHS's Internet initiative, GHS acquired CYL in a transaction accounted for as a reverse acquisition (the "CYL Transaction"). As a result of the CYL Transaction, members of CYL obtained voting control of GHS. CYL was formed in April 1999 by Anthony J. Robbins ("Robbins") and is engaged in the development of a web site for personal and professional improvement. The CYL Transaction was effected pursuant to the Contribution and Exchange Agreement (the "Exchange Agreement") dated as of
May 20, 1999, among GHS, CYL, Robbins, Robbins Research International Inc., a corporation controlled by Robbins ("RRI"), and CYL Development Holdings, LLC ("Development Holdings").

    Pursuant to the Exchange Agreement, GHS issued an aggregate of 99,059.338 shares of newly-designated Series A Convertible Preferred Stock, par value $0.01 per share ("Series A Preferred Stock"), to Robbins, RRI and Development Holdings, the members of CYL, in exchange for all of the membership interests in CYL. The shares of Series A Preferred Stock converted into an aggregate of 30,708,396 shares of Common Stock on November 4, 1999. Prior to such conversion, the holders of the Series A Preferred Stock voted on an as converted basis with the holders of the Common Stock.

    At November 8, 1999, GHS had outstanding 40,368,351 shares of Common Stock, of which Robbins and his affiliates owned approximately 57.1%, Development Holdings owned approximately 19.0% and the holders of the Common Stock immediately prior to the CYL Transaction, owned approximately 18.1%.

AGREEMENT REGARDING THE ELECTION OF DIRECTORS AND OTHER MANAGEMENT ISSUES

    In connection with and pursuant to the Exchange Agreement, GHS amended and restated its by-laws (the "Restated By-Laws"). The Restated By-Laws currently require, among other things, that the following persons be nominated for election as members of the Board:

    (i) W. Grant Gregory;

    (ii) Charles D. Peebler;

   (iii) Fredric D. Rosen;

    (iv) one person to be selected by the current Board of Directors of GHS (the "Current Board");

    (v) three persons to be designated by Robbins (the "Robbins Directors"); and

    (vi) the Chief Executive Officer of GHS (the selection of which Robbins has the right to approve as described below).

    Development Holdings, Robbins and RRI (collectively, the "CYL Transaction Group") agreed with each other and GHS to vote their shares for the election of
W. Grant Gregory, Charles D. Peebler, Jr. and Fredric D. Rosen as members of the Board in connection with the CYL Transaction. The nominee for director selected by the Current Board was Peter A. Lund. The three nominees for the Robbins Directors were Anthony J. Robbins, H. Peter Guber and Bruce L. Stein. The eighth nominee for director, the Company's Chief Executive Officer, will be appointed at such time that the Company appoints a new Chief Executive Officer.

    On November 8, 1999, GHS sent to its stockholders an Information Statement for the election of the nominees set forth above. The nominees could not take office as directors until November 18, 1999, ten days after the delivery of such Information Statement, in accordance with Rule 14f-1 promulgated under the Securities Exchange Act of 1934. On November 18, 1999, the tendered resignations of the three current members of the Board became effective and the nominees assumed their positions as directors resulting in an entirely new Board.

    At each subsequent election of directors and for so long as Robbins or any of his affiliates hold in the aggregate at least 10% of the outstanding shares of Common Stock or Common Stock equivalents, the Board shall consist of the following persons:

    (i) three persons to be designated by Robbins or his affiliates;

    (ii) four persons nominated by a nominating committee consisting of the directors of GHS (other than the Robbins Directors and the Chief Executive Officer of GHS) and their respective successors; and

   (iii) the Chief Executive Officer of GHS.

    If any director is unable to serve or, once having commenced to serve, is removed or withdraws from the Board, the replacement of such director on the Board will be nominated in accordance with the procedures described above.

    In addition, the Restated By-Laws provide that during the term of the Content Provider Agreement and License (the "Content Provider Agreement") effective as of April 23, 1999 among CYL, Robbins and RRI, Robbins will have the right to approve the selection of the Chief Executive Officer of GHS by the Board (the "CEO Approval Right"). The CEO Approval Right will expire if the entire interest in GHS (or successor thereto) obtained by Robbins and RRI in connection with the Exchange Agreement is transferred to any other party on an involuntary basis, e.g., through bankruptcy proceedings or pursuant to a court order. The Content Provider Agreement may be terminated by any party thereto
(i) after the tenth anniversary of the launch of the web site on which Robbins content is offered (the "Launch Date") if GHS does not meet specified financial benchmarks by such time or (ii) after the eleventh anniversary of the Launch Date if GHS does not meet certain promotional criteria with respect to the Robbins content. The Content Provider Agreement may also be terminated if a material term of certain agreements between GHS and Robbins and RRI is breached without cure or GHS becomes insolvent, is liquidated, dissolved, or the subject of certain bankruptcy proceedings.

    The Restated By-Laws also provide that the Board shall be chaired by a non-executive Chairman of the Board. The Restated By-Laws provide that the Chairman of the Board shall be Robbins or a person nominated by Robbins from among GHS's directors provided that Robbins or his affiliates hold at least 10% of the outstanding shares of Common Stock or Common Stock equivalents. The Chairman of the Board is also required to serve as Chairman of GHS's Executive Committee, when established.

    Robbins, RRI and Development Holdings have agreed with each other and with GHS pursuant to the Stockholders' Agreement dated May 27, 1999, among such parties (the "Stockholders' Agreement") that until the earlier of March 31, 2014 and the termination of the Content Provider Agreement, each will vote their respective shares of capital stock of GHS (i) in the manner recommended by the Board and (ii) in favor of the election, removal and replacement of directors as described above. The Stockholders' Agreement also provides for the arrangements described above with respect to the election of a Chief Executive Officer and a Chairman of the Board.

                            AMENDMENT TO THE CHARTER

    The only amendment to the Charter will be to change GHS's corporate name from GHS, Inc. to dreamlife, inc. After this amendment is effective, Article FIRST of the Charter will read in its entirety as follows:

       "FIRST: The name of the corporation (hereinafter called the "Corporation") is dreamlife, inc."

    The name change is being made to help create a corporate identity that is tied to the business GHS is developing, a network focusing on personal and professional improvement. The name change is also being made to clearly distinguish GHS's current business from its former business.

    The name change will not affect the validity of currently outstanding stock certificates. GHS's current stockholders will not be required to surrender or exchange any stock certificates that they now hold and should not send such certificates to GHS or its transfer agent for exchange.

    Under Rule 14c-2 promulgated under the Securities Exchange Act of 1934, the name change cannot take effect until 20 days after this Information Statement is sent to GHS's stockholders. Accordingly, GHS plans to effect the name change as soon as possible after such 20-day period by filing a Certificate of Amendment to the Charter with the Secretary of State of the State of Delaware in compliance with Delaware law.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    The following table sets forth, as of November 8, 1999, certain information concerning beneficial ownership of GHS's voting securities by (i) each person known to GHS to beneficially own 5% or more of GHS's outstanding voting securities, (ii) all executive officers, directors and director nominees of GHS on such date naming them, and (iii) all executive officers and directors of GHS as a group on such date, without naming them.

                                                          NUMBER OF
                                                          SHARES OF                   PERCENT OF
                                                         COMMON STOCK                COMMON STOCK
NAME AND ADDRESS OF                                      BENEFICIALLY                BENEFICIALLY
BENEFICIAL OWNER(1)                                        OWNED(2)                    OWNED(3)
-------------------                                      ------------                ------------
Anthony J. Robbins
Director Nominee
9191 Towne Center Drive
Suite 600
San Diego, CA 92122....................................   23,031,297(4)                 57.1%

CYL Development Holdings, LLC
330 South Street
P.O. Box 1975
Morristown, NJ 07962-1975..............................    7,677,099(5)                 19.0%

Stanley S. Shuman
711 Fifth Avenue
New York, NY 10022.....................................    2,883,000(6)                  7.1%

Allen & Company Incorporated
711 Fifth Avenue
New York, NY 10022.....................................    2,022,000(7)                  5.0%

Alan Gold
Chief Executive
Officer and Director...................................      633,400(8)                  1.6%

Beth Polish
President and Chief Operating Officer..................      300,000(9)                 *

Fredric D. Rosen
Director Nominee.......................................      295,000(10)                *

Charles H. Merriman, III
Director...............................................      105,672(11)                *

William F. Leimkuhler
Director...............................................      100,000(12)                *

Bruce L. Stein
Director Nominee.......................................            0                       0%

Philicia G. Levinson
Senior Vice President, Chief Financial
Officer, Secretary and Treasurer.......................            0                       0%

W. Grant Gregory
Director Nominee.......................................            0                       0%

H. Peter Guber
Director Nominee.......................................            0                       0%

                                                          NUMBER OF
                                                          SHARES OF                   PERCENT OF
                                                         COMMON STOCK                COMMON STOCK
NAME AND ADDRESS OF                                      BENEFICIALLY                BENEFICIALLY
BENEFICIAL OWNER(1)                                        OWNED(2)                    OWNED(3)
-------------------                                      ------------                ------------
Peter A. Lund
Director Nominee.......................................            0                       0%

Charles D. Peebler, Jr.
Director Nominee.......................................            0                       0%

All Directors and Executive Officers as a group (five
  persons)(13).........................................    1,139,072(8)(9)(11)(12)       2.8%

------------------------

*   less than 1%

(1) Unless otherwise indicated, all shares are beneficially owned and sole voting and investment power is held by the person named above. Each holder has an address c/o GHS, Inc., 425 West 15(th) Street, 3(rd)Floor, New York, NY 10011, unless otherwise noted.

(2) Generally, a person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or right.

(3) Based on a total of 40,368,351 shares of Common Stock. Shares of Common Stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, warrants or rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(4) Based in part on a Schedule 13D filed by Robbins and RRI. The shares of Common Stock reported hereby were issued upon the conversion of shares of GHS's Series A Preferred Stock held by Robbins and RRI and received by them in the CYL Transaction. Of the number of shares of Common Stock reported in the table, RRI is the direct holder of 6,909,389 shares. In his capacity as Chairman and sole equity owner of RRI, Robbins shares voting and dispositive power with respect to the securities beneficially owned by RRI and may be deemed to be the beneficial owner of such securities. Robbins, RRI and Development Holdings have agreed with each other and with GHS pursuant to the Stockholders' Agreement that until the earlier of March 31, 2014 and the termination of the Content Provider Agreement, each will vote their respective shares of capital stock of GHS in the manner recommended by the Board and in favor of the election, removal and replacement of directors as described in this Information Statement.

(5) Based on a Schedule 13D filed by Development Holdings, Kurt T. Borowsky and David J. Roy. The shares of Common Stock reported hereby were issued upon the conversion of shares of Series A Preferred Stock held by Development Holdings and received by Development Holdings in the CYL Transaction. In their capacities as managers of Development Holdings, Messrs. Borowsky and Roy together irrevocably possess the sole power to vote and dispose of the Common Stock owned by Development Holdings, and may be deemed to be the beneficial owner of such securities. Persons indirectly owning pecuniary interest in the shares held by Development Holdings include Raymond G. Chambers and members of his family, who by reason of such indirect pecuniary interests may be deemed to have an indirect pecuniary interest in more than 5% of the shares of Common Stock of GHS but they disclaim beneficial ownership of such shares for purposes of Rule 13d-3 under the Securities Exchange Act of 1934. Robbins, RRI and Development Holdings have agreed with each other and with GHS pursuant to the Stockholders' Agreement that until the earlier of March 31, 2014 and the termination of the Content Provider Agreement, each will vote their respective shares of capital stock of GHS in the manner recommended by the Board and in favor of the election, removal and replacement of directors as described in this Information Statement.

(6) Includes (i) 1,902,000 shares of Common Stock held by Allen & Company Incorporated ("Allen & Company"), (ii) 120,000 shares of Common Stock issuable upon exercise of warrants held by Allen & Company and (iii) 20,000 shares of Common Stock issuable upon exercise of warrants beneficially owned by Mr. Shuman. Mr. Shuman, who is a Managing Director of Allen & Company, disclaims beneficial ownership of the shares and warrants referred to in clauses (i) and (ii) above, except to the extent of his pecuniary interest therein. Allen & Company disclaims beneficial ownership of the warrants referred to in clause (iii) above.

(7) Includes 120,000 shares of Common Stock issuable upon exercise of warrants beneficially owned by Allen & Company. Does not include 80,000 shares of Common Stock issuable upon exercise of warrants owned of record by Allen & Company in which certain officers and directors of Allen & Company possess a beneficial interest to which Allen & Company disclaims beneficial ownership.

(8) Includes 420,500 shares held jointly by Mr. Gold and his wife, Ms. Susan Greenwald Gold, as joint tenants with right of survivorship and 69,420 shares of Common Stock held by Ms. Greenwald Gold individually as to which Mr. Gold may also be deemed to be the beneficial owner.

(9) Represents 300,000 shares of Common Stock issuable upon the exercise of presently exercisable options held by Ms. Polish.

(10) Represents 295,000 shares of Common Stock issuable upon the exercise of presently exercisable options held by Mr. Rosen.

(11) Includes 75,000 shares of Common Stock issuable upon the exercise of presently exercisable options held by Mr. Merriman.

(12) Represents 100,000 shares of Common Stock issuable upon the exercise of presently exercisable options held by Mr. Leimkuhler.

(13) Directors and Executive Officers of GHS on November 22, 1999, as a group, a total of nine persons, beneficially owned on November 8, 1999, 23,626,297 shares of Common Stock (57.7% of the Common Stock).

                          REQUIRED APPROVALS OBTAINED

    By Unanimous Written Consent of the Board dated October 27, 1999, the Board approved the amendment to the Charter to change GHS's corporate name from GHS, Inc. to dreamlife, inc. Under Delaware law, the record date for such action, which determines the stockholders entitled to vote on such action, was the date of the Board consent, October 27, 1999 (the "Record Date").

    On the Record Date, GHS had issued and outstanding 9,659,955 shares of Common Stock and 99,059,338 shares of Series A Preferred Stock that were convertible into a total of 30,708,396 shares of Common Stock. On the Record Date, the holders of the Series A Preferred Stock and the Common Stock were entitled to vote as a single class. Such holders were entitled to one vote for each share of Common Stock owned or into which a holder's shares of Series A Preferred Stock were convertible, as the case may be. The shares of Series A Preferred Stock converted into shares of Common Stock on November 4, 1999.

    By Written Consent in Lieu of a Meeting dated October 28, 1999, holders as of the Record Date representing 30,708,396 shares of capital stock, 76.1% of the shares of Common Stock and shares of Series A Preferred Stock voting as a single class, approved the amendment to the Charter to change GHS's corporate name from GHS, Inc. to dreamlife, inc.

    Such actions by written consent satisfy the requirements for amending the Charter, as set forth in the Charter and under Delaware law, that GHS obtain the approval of its Board of Directors and of stockholders representing a majority of the shares of capital stock entitled to vote on such action. Accordingly, GHS stockholders will not be asked to take further action on the amendment at any future meeting.

    Delaware law does not afford to GHS stockholders the opportunity to dissent from the action described in this Information Statement and receive value for their shares.